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                                                                      EXHIBIT 99


NEWS ANNOUNCEMENT                                         FOR IMMEDIATE RELEASE


                          HARVEY ANNOUNCES TERMINATION
                          OF CLASSIC MEDIA TRANSACTION

LOS ANGELES, CA - November 1, 2000 -- The Harvey Entertainment Company (NASDAQ:
HRVY) announced today that the proposed preferred stock investment by Classic Media LLC has been called off due to the parties' inability to reach agreement on definitive documentation.

On August 24, 2000, Harvey announced that it had signed a Letter of Intent with Classic Media for an investment of approximately $30 million in exchange for a new issue of Harvey Preferred Stock convertible into Common Stock at $3.00 per share. After completion of its due diligence, Classic Media and Harvey amended the Letter of Intent to reduce the conversion price to $2.85 per share, and Classic Media increased its escrow deposit to $1 million. In two proposed draft agreements, Classic Media insisted upon an adjustment mechanism to further reduce the amount invested and the conversion price, which Harvey rejected as not contemplated by the Letter of Intent. Unable to secure Harvey's agreement to this change, Classic Media terminated the transaction and requested the return of its deposit.

In a meeting held yesterday, Harvey's Board directed management to secure the $1 million deposit for Harvey's account. In addition, the Board also authorized management to seek alternative financing or strategic transactions, which Harvey is now free to pursue given the termination of the Letter of Intent by Classic Media. Finally, Harvey's Board directed management to seek cost-cutting methods to conserve the Company's cash reserves and to reduce overhead.

There is no assurance that an alternative transaction will be available on suitable terms. However, with the contemplated cost reductions, management expressed confidence that Harvey would be able to continue operations while it seeks a merger partner or other investment transaction.

The Harvey Entertainment Company is a diversified entertainment company engaged in the management and exploitation of branded characters through merchandising, licensing and all entertainment media. Harvey has an entertainment library consisting of over 150 motion pictures and 165 television episodes, including 91 episodes of Harvey classic animation. The Harvey Classic Character brands include hundreds of characters such as Casper, the Friendly Ghost, Richie Rich, the Ghostly Trio, Little Audrey, Herman and Katnip, Wendy the Witch and many others. For further information regarding The Harvey Entertainment Company, visit the Company' web site at http://www.harvey.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue

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THE HARVEY ENTERTAINMENT COMPANY, 11/1/00                           page 2 of 2


reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties, including timely development and upgrades to existing products, the impact of competitive products and pricing, and other risks detailed from time to time in the Company's filing with the Securities and Exchange Commission (SEC). In particular, the Company's Form 10-K filed with the SEC in 2000 for the year ended December 31, 1999.

                                      # # #

CONTACT:
COMPANY                     MEDIA                          INVESTOR RELATIONS
Glenn R. Weisberger         David Bowers                   David C. Collins
SVP & CFO                   Harvey Entertainment           Jaffoni & Collins
Harvey Entertainment        310/444-4100 or                212/835-8500 or
310/444-4100                dbowers@harvey.com             hrvy@jcir.com